Comparison of change in value of $10,000 investment in Dreyfus Pennsylvania Intermediate Municipal Bond Fund with the Lehman Brothers 10-Year Municipal Bond Index and the Lehman Brothers 7-Year Municipal Bond Index

EXHIBIT A:

              Dreyfus         Lehman            Lehman
            Pennsylvania     Brothers          Brothers
  PERIOD    Intermediate      10-Year           7-Year
             Municipal       Municipal        Municipal
             Bond Fund     Bond Index *      Bond Index *

 12/16/93     10,000          10,000           10,000
 11/30/94      9,942          9,354             9,578
 11/30/95     11,580          11,090           11,040
 11/30/96     12,170          11,717           11,618
 11/30/97     12,982          12,544           12,320
 11/30/98     13,859          13,561           13,219
 11/30/99     13,678          13,504           13,281
 11/30/00     14,688          14,537           14,151
 11/30/01     16,001          15,732           15,301



*Source: Lehman Brothers